Exhibit 99.1

China Carbon Graphite Group Releases First Quarter 2011 Results

NEW YORK, May 17, 2011 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. (OTCBB:CHGI - News) ("China Carbon" or the "Company"), the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top manufacturers of carbon and graphite products, today announced its financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights:

•	Revenue increased 137%, from $4.85 million in Q1 2010 to $11.46 million in Q1 2011

•	EBITDA improved 155% from $0.99 million in Q1 2010 to $2.52 million in Q1 2011

•	Net income grew 139%, from ($0.86 million) in Q1 2010 to $0.33 million in Q1 2011

•	Adjusted net income rose 91%, from $0.33 million in Q1 2010 to $0.63 million in Q1 2011

Summarized First Quarter 2011 Results:

	Q1 2011	Q1 2010	CHANGE
Revenue	$11.46 million	$4.85 million	+137%
EBITDA*	$2.52 million	$0.99 million	+155%
Adjusted Net Income (Loss)**	$0.63 million	$0.33 million	+91%
Net Income (Loss)	$0.33 million	($0.86 million)	+139%
Adjusted EPS (diluted)***	$ 0.03	$ 0.02	+50%
GAAP EPS (diluted)***	$ 0.01	($ 0.06)	+117%

* Please see the accompanying Non-GAAP EBITDA measurements below.
** Includes non-cash expenses of $292,266.
***GAAP Earnings per diluted share on 22.6 million shares. For the first quarter of 2010, the Company reported fully diluted earnings per share on 18.5 million shares.

Donghai Yu, China Carbon's CEO, said, "As we expected, our first quarter results were excellent. In particular, we are very pleased with the significant improvement in our EBITDA, which increased 155 percent. We successfully adjusted our product mix in the first quarter of 2011 to capitalize on market demand, producing and selling more of our higher margin products, like high purity graphite, than our lower margin products, such as graphite electrodes. Notably, our sales benefited from the increasing applications for our higher margin products in China's rapidly developing solar and mold industries."

Revenue

During the first quarter of 2011, China Carbon had sales of $11.5 million compared to sales of $4.9 million in the first quarter of 2010, an increase of $6.6 million or 137%. The Company's revenue was generated mainly from sales of graphite electrodes, fine grain graphite, high purity graphite, and semi-processed graphite products. The increase in sales was primarily due to significant growth in the demand for the Company's products as a result of market recovery, new customer developments and the Company's change in its product mix to include more high purity graphite products, the average unit price of which increased 75% in the first quarter of 2011 compared to the same period last year. Also, the rise in graphite needs in solar and mold applications increased the demand for China Carbon's products as raw material. Approximately 30% of total sales in the first quarter of 2011 were revenue from approximately 40 new customers developed subsequent to March 31, 2010.

Gross Profit and EBITDA

The Company's gross margin improved from 21% in the first quarter of 2010 to 23% in the first quarter of 2011. The improved gross margin reflects the variance in production mix, as the percentage of the Company's sales of higher margin, high purity graphite products increased significantly. Fine grain graphite products decreased its margin due to the demand shifts for higher purity graphite electrodes in the first quarter of 2011. The increased sales and improved margin of high purity graphite products offset the decreased sales of the Company's lower margin products, like graphite electrodes, and decreased margins and unit prices of its fine grain graphite products. The Company's EBITDA in the first quarter of 2011 was $2.52 million compared to $0.99 million for the first quarter of 2010, representing an increase of 155%. EBITDA includes land use tax and non-cash compensation totaling $1,042,266

Net Income

For the first quarter of 2011, net income was $0.33 million as compared to net loss of $0.86 million in the first quarter of 2011, an increase of $1.19 million or 139%.

Recent Updates

China Carbon is currently constructing a new baking plant that it expects will become fully operational by August 2011 and will increase the Company's annual production capacity from 30,000 tons to 60,000 tons. The exterior of this new facility has already been constructed. The Company plans to have its new plant specialize in manufacturing higher margin products, including large size ultra high power graphite electrode, high purity graphite and fine gain graphite.

Business Outlook

Mr. Yu commented, "Graphite prices are up across the board; for instance, the price range for large flake graphite in May 2010 was $1,300 to $1,700 per ton, now it is $2,275 to $3,000 per ton. We anticipated this jump in graphite prices and paid for additional levels of inventory in the third and fourth quarters of 2010, effectively locking in the price of raw materials before graphite prices started to climb. Due to our six month production cycle, we expect that we will fully realize the benefits from this move in the second half of fiscal 2011 and we anticipate that our margins and profitability will increase accordingly."

In an effort to further position itself for future success, China Carbon looks to integrate its upstream and downstream verticals, natural graphite mining industry and solar graphite manufacturing, respectively. The Company expects these acquisitions would afford it the opportunity to build a separate facility focused purely on nuclear graphite. The Company's expected improvement in cash flow coupled with its solid relationships with Chinese banks--notably, China Construction Bank--has China Carbon anticipating that it will be able to allocate funds toward producing nuclear graphite and the integration of upstream and downstream verticals in 2012 through its cash flow and bank financing. The Company expects an initial outlay of $12 million for the nuclear facilities.

Mr. Yu stated, "The Chinese government is committed to its pursuits of nuclear and solar energy sources as the nation looks to reduce its dependence on coal and boost energy supplies in poor and polluted regions of the country. We look forward to helping improve the quality of life in China by providing its developing nuclear and solar industries with superior quality graphite products."

Non-GAAP Financial Measures

	Quarter Ended March 31 ,
	2011	2010
Net income	$333,049.00	$(858,657.00)
Interest expense	$713,531.00	$206,148.00
Depreciation and amortization expense	$433,355.00	$431,796.00
Non-cash compensation expense	$292,266.00	$1,220,430.00
Taxes	$750,000.00	0
EBITDA	$2,522,201.00	$999,717

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to  be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable  GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to  and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect  an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete  understanding of factors and trends affecting our business.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures graphite and carbon based products in China. The company is the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by the Ministry of Science & Technology as a "National Hi-tech Enterprise," a distinction which the Company still holds. Of the more than 400 carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, please visit www.chinacarboninc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors set forth in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

China Carbon Graphite Group, Inc. and subsidiaries
Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
ASSETS
	(Unaudited)
Current Assets
Cash and cash equivalents	$1,054,615	$296,312
Restricted cash	3,710,610	--
Trade accounts receivable, net of allowance of $2,522,385 and $2,505,867 as of March 31, 2011 and December 31, 2010	10,319,015	6,222,112
Notes receivable	417,838	460,856
Advance to suppliers	15,236,453	10,198,602
Inventories	27,462,870	26,432,217
Prepaid expenses	1,020,050	573,094
Other receivables	386,657	335,986
Total current assets	59,608,108	44,519,179

Property and Equipment, net	23,902,797	24,127,189

Construction In Progress	11,892,985	10,265,888

Land Use Rights, Net	10,519,371	10,496,930
Total Assets	$105,923,261	$89,409,186

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,709,985	$5,452,743
Advance from customers	3,850,973	1,060,147
Short-term bank loans	38,633,100	33,298,150
Notes payable	5,497,200	--
Taxes payable	90,578	--
Other payables	3,353,026	2,584,589
Dividends payable	8,129	32,996
Total current liabilities	57,142,991	42,428,625

Amount Due to A Related Party	4,338,015	4,744,634
Warrant Liabilities	31,962	73,121
Total liabilities	61,512,968	47,246,380

Stockholders' Equity
Convertible series A preferred stock, par value $0.001 per share, authorized 20,000,000 shares, none issued and outstanding at March 31, 2011 and December 31, 2010	--	--
Convertible series B preferred stock, par value $0.001 per share, authorized 3,000,000 shares, issued and outstanding 611,980 and 1,225,000 shares at March 31, 2011 and December 31, 2010, respectively.	612	1,225
Common stock, par value $0.001 per share, authorized 100,000,000 shares, issued and outstanding 22,083,039 and 20,520,161 shares at March 31, 2011 and December 31, 2010, respectively	22,083	20,521
Deferred consulting fee	--	(57,500)
Additional paid-in capital	16,754,161	15,158,291
Accumulated other comprehensive income	6,612,662	6,344,414
Retained earnings	21,020,774	20,695,855
Total Stockholders' Equity	44,410,293	42,162,806
Total Liabilities and Stockholders' Equity	$105,923,261	$89,409,186

China Carbon Graphite Group, Inc. and subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three months ended March 31,
	2011	2010

Sales	$11,463,335	$4,846,856

Cost of Goods Sold	8,883,262	3,822,666
Gross Profit	2,580,074	1,024,190

Operating Expenses
Selling expenses	49,863	24,993
General and administrative	1,554,062	403,936
Depreciation and amortization	46,601	27,340
	1,650,526	456,269

Income from Operations	929,547	567,921

Other Income (Expenses)
Interest expense	(713,531)	(206,148)
Other income	60,880	--
Change in fair value of warrants	56,152	(1,220,430)
	(596,499)	(1,426,578)

Income (Loss) Before Income Tax Expense	333,049	(858,657)

Income Tax Expense	--	--

Net Income (Loss)	333,049	(858,657)

Other Comprehensive Income
Foreign currency translation gain (loss)	268,248	(99,522)
Total Comprehensive Income (loss)	$601,297	$(958,179)

Share Data

Basic earnings (loss) per share	$0.02	$(0.06)

Diluted earnings (loss) per share	$0.01	$(0.06)

Weighted average common shares outstanding, basic	21,630,421	18,485,344

Weighted average common shares outstanding, diluted	22,615,787	18,485,344

The accompanying notes are an integral part of this statement.

China Carbon Graphite Group, Inc. and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2011	2010
Cash flows from operating activities
Net Income (loss)	$333,049	$(858,657)
Adjustments to reconcile net cash provided by operating activities
Depreciation and amortization	433,355	431,796
Bad debt expenses		--
Stock compensation	266,100	--
Change in fair value of warrants	26,166	1,220,430
Change in operating assets and liabilities
Trade accounts receivable	(4,042,607)	1,415,151
Notes receivable	45,906	138,054
Other receivables	(48,297)	819,844
Advance to suppliers	(4,954,347)	(273,258)
Inventories	(853,608)	(645,195)
Prepaid expenses	121,970	(50,762)
Accounts payable and accrued expenses	220,570	664,904
Notes payable	5,479,200	--
Advance from customers	2,774,722	(158,853)
Taxes payable	488,552	(176,050)
Other payables	737,742	578,628
Net cash provided by operating activities	1,028,473	3,106,033

Cash flows from investing activities
Acquisition of property and equipment	(4,572)	(2,926)
Acquisition of land use rights	--	(4,938,228)
Construction in progress	(1,554,319)	(115,152)
Net cash used in investing activities	(1,558,891)	(5,056,305)

Cash flows from financing activities
Proceeds from issuing series B preferred stock	--	338,850
Proceeds from warrants exercise	371,398	36,400
Dividends paid	(49,388)	--
Increase of restricted cash	(3,698,460)	--
Proceeds from short-term loans	5,783,600	658,270
Payments from short-term loans	(684,900)	--
Proceeds from amount due to a related party	--	18,905
Payments from amount due to a related party	(436,462)	--
Proceeds from notes payable	--	2,194,234
Repayment of long term bank loans	--	--
Net cash provided by financing activities	1,285,788	3,246,659

Effect of exchange rate fluctuation	2,932	(754)

Net increase in cash	758,303	1,295,632

Cash and cash equivalents at beginning of period	296,312	2,709,127

Cash and cash equivalents at end of period	$1,054,615	$4,004,759

Supplemental disclosure of cash flow information

Interest paid	$713,531	$206,148
Income taxes paid	$--	$--

Non-cash activities:

Deemed preferred dividend reflected in paid-in capital	$57,500	$132,778

Reclassification of warrant liability with equity	$14,993	$34,770

Issuance of common stock for consulting fee	$266,100	$--

The accompanying notes are an integral part of this statement.

Contact:

Investor Contact:
Mr. Kevin Fickle (English speaking)
NUWA Group, LLC
Tel: +1-925-330-8315
Email: Kevin@nuwagroup.com
Mr. Kevin Ma (Mandarin speaking)
NUWA Group, LLC
Tel: +1-415-571-3640
Email: qma@nuwagroup.com